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                                  EXHIBIT 99.1

                          CITADEL HOLDING CORPORATION

                  1996 NONEMPLOYEE DIRECTOR STOCK OPTION PLAN


          Section 1.  PURPOSE OF PLAN

          The purpose of this 1996 Nonemployee Director Stock Option Plan ("Plan") of Citadel Holding Corporation, a Delaware corporation (the "Company"), is to enable the Company and its subsidiaries to attract, retain and motivate its nonemployee directors and further align their interests with those of the stockholders of the Company by providing for or increasing the proprietary interests of such directors in the Company.

          SECTION 2.  NONEMPLOYEE DIRECTOR OPTIONS

          (a) Subject to terms and provisions hereof, on October 3, 1996 (the "Incumbent Date of Grant") each director of the Company who is not an employee or officer of the Company or any of its affiliates (for this purpose the Chairman of the Board and the Principal Accounting Officer shall be deemed officers of the Company) (a "Nonemployee Director") who is then incumbent at the effective date of the Plan (the "Incumbent Nonemployee Directors"), consisting of Ronald I. Simon and Alfred Villasenor, shall receive immediately vested options (the "Incumbent Nonemployee Director Option") to purchase 10,000 shares of common stock, par value $.01 per share, of the Company (the "Common Shares") at an exercise price of $3.00 per share

          (b) Subject to the other terms and provisions hereof, upon the date (each, a "New Date of Grant") as of which a Nonemployee Director not currently serving on the Board of Directors (a "New Nonemployee Director") becomes a new member of the Board of Directors, such New Nonemployee Director shall automatically be granted immediately vested options (a "New Nonemployee Director Option") to purchase 10,000 Common Shares at an exercise price that is greater or less than the Fair Market Value per Common Share on the New Date of Grant by an amount equal to the amount by which $3.00 per share is greater or less than the Fair Market Value per Common Share on the Incumbent Date of Grant.

          (c) If, on any date upon which New Nonemployee Director Options are to be automatically granted pursuant to Section 2(b), the number of Common Shares remaining available for option under this Plan is insufficient for the grant to each New Nonemployee Director of a New Nonemployee Director Option to purchase the entire number of Common Shares specified in this Section 2, then a New Nonemployee Director Option to purchase a proportionate amount of such available number of Common Shares (rounded to the nearest whole share) shall be granted to each New Nonemployee Director on such date.

          (d) Each Nonemployee Director Option granted under this Plan shall expire upon the first to occur of the following:

               (i) The first anniversary of the date upon which the optionee shall cease to be a Nonemployee Director as a result of death or total disability;

               (ii) The 30th day after the date upon which the optionee shall cease to be a Nonemployee Director for any reason other than death or total disability;

               (iii) The tenth anniversary of the New Date of Grant, or the Incumbent Date of Grant, as the case may be, of such Nonemployee Director Option.

          (e) Payment of the exercise price of any Nonemployee Director Option granted under this Plan shall be made in full in cash concurrently with the exercise of such Nonemployee Director Option; provided, however, that, the payment of such exercise price may instead be made:
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               (i)   in whole or in part, with Common Shares delivered
     concurrently with such exercise (such shares to be valued on the basis of the Fair Market Value of such shares on the date of such exercise), provided that the Company is not then prohibited from purchasing or acquiring Common Shares; and/or

               (ii) in whole or in part, by the delivery, concurrently with such exercise and in accordance with Section 220.3(e)(4) of Regulation T promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of a properly executed exercise notice for such Nonemployee Director Option and irrevocable instructions to a broker promptly to deliver to the Company a specified dollar amount of the proceeds of a sale of or a loan secured by the Common Shares issuable upon exercise of such Nonemployee Director Option.

          (f) For purposes of this Section 2, the "Fair Market Value" of a Common Share or other security on any date (the "Determination Date") shall be equal to the average of the closing prices per Common Share or unit of such other security on the ten trading days immediately preceding the Determination Date on which trades in the Common Shares occurred, as reported in The Wall Street Journal, Western Edition, or, if no closing price was so reported for any of such days, the average of the high bid and low asked prices per Common Share or unit of such other security on the ten trading days immediately preceding the Determination Date in the over-the-counter market, as reported by a national quotation system then in use, or, if the Common Shares or such other security were not quoted by any such organization on such days, the average of the closing bid and asked prices on such days as furnished by a professional market maker making a market in the Common Shares or such other security selected by the Board.

          (g) All outstanding Nonemployee Director Options theretofore granted under this Plan shall terminate upon the first to occur of the following:

               (i)   the dissolution or liquidation of the Company;

               (ii) a reorganization, merger or consolidation of the Company as a result of which the outstanding securities of the class then subject to such outstanding Nonemployee Director Options are exchanged for or converted into cash, property and/or securities not issued by the Company, unless the terms of such reorganization, merger or consolidation shall provide otherwise; or

               (iii) the sale of substantially all of the property and assets of the Company.

          (h) Each Nonemployee Director Option shall be nontransferable by the optionee other than by will or the laws of descent and distribution, and shall be exercisable during the optionee's lifetime only by the optionee or the optionee's guardian or legal representative.

          (i) Nonemployee Director Options are not intended to qualify as Incentive Stock Options.

          (j) Notwithstanding any other provision of this Plan, no person shall be granted a Nonemployee Director Option and no person shall be entitled to exercise any rights with respect to a Nonemployee Director Option previously granted if such grant or exercise would violate any provision of the certificate of incorporation of the Company, or would violate any additional restriction set forth in the agreement evidencing such Nonemployee Director Option. Any grant or exercise of a Nonemployee Director Option in violation of this paragraph (j) shall be void ab initio and shall not be effective to convey any rights to the
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person purporting to receive such Nonemployee Director Option or exercise such rights. The Company may require recipients of Nonemployee Director Options to make such representations and enter into such covenants as are reasonably deemed necessary in order to ensure that the grant or exercise of rights with respect to Nonemployee Director Options will not result in a violation of this paragraph
(j).
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          SECTION 3.  STOCK SUBJECT TO PLAN

          (a) The aggregate number of Common Shares that may be issued pursuant to all Nonemployee Director Options granted under this Plan shall not exceed 300,000, subject to adjustment as provided in Section 6 hereof.

          (b) For purposes of Section 3(a) hereof, the aggregate number of Common Shares issued and issuable pursuant to all Nonemployee Director Options granted under this Plan shall at any time be deemed to be equal to the sum of the following:

               (i) the number of Common Shares which were issued prior to such time pursuant to Nonemployee Director Options granted under this Plan, other than Common Shares which were subsequently reacquired by the Company pursuant to the terms and conditions of such Nonemployee Director Options and with respect to which the holder thereof received no benefits of ownership such as dividends; plus

               (ii) the number of Common Shares which were otherwise issuable prior to such time pursuant to Nonemployee Director Options granted under this Plan, but which were withheld by the Company as payment of the purchase price of the Common Shares issued pursuant to such Nonemployee Director Options or as payment of the recipient's tax withholding obligation with respect to such issuance; plus

               (iii) the maximum number of Common Shares which are or may be issuable at or after such time pursuant to Nonemployee Director Options granted under this Plan prior to such time.

          SECTION 4.  DURATION OF PLAN

          No Nonemployee Director Options shall be granted under this Plan after October 3, 2006. Although Common Shares may be issued after October 3, 2006 pursuant to Nonemployee Director Options granted prior to such date, no Common Shares shall be issued under this Plan after October 3, 2016.

          SECTION 5.  ADMINISTRATION OF PLAN

          (a) This Plan shall be administered by the Board.

          (b) Subject to the provisions of this Plan, the Board shall be authorized and empowered to do all things necessary or desirable in connection with the administration of this Plan, including, without limitation, the following:

               (i) adopt, amend and rescind rules and regulations relating to this Plan;

               (ii)  determine which persons are Nonemployee Directors;

               (iii) determine the exercise price of Nonemployee Director Options in accordance with the terms of this Plan;

               (iv) determine whether, and the extent to which, adjustments are required pursuant to Section 6 hereof; and

               (v) interpret and construe this Plan and the terms and conditions of all Nonemployee Director Options granted hereunder.

          SECTION 6.  ADJUSTMENTS

          If the outstanding securities of the class then subject to this Plan are increased, decreased or exchanged for or converted into cash, property or a different number or kind of securities, or if cash, property or
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securities are distributed in respect of such outstanding securities, in either case as a result of a reorganization, merger, consolidation, recapitalization, restructuring, reclassification, partial or complete liquidation, stock split, reverse stock split or the like, or if substantially all of the property and assets of the Company are sold, then, unless the terms of such transaction shall provide otherwise, the Board shall make appropriate and proportionate adjustments in (a) the number and type of shares or other securities or cash or other property that may be acquired pursuant to Nonemployee Director Options theretofore granted under this Plan and (b) the maximum number and type of shares or other securities that may be issued pursuant to Nonemployee Director Options thereafter granted under this Plan.

          SECTION 7.  AMENDMENT AND TERMINATION OF PLAN

          The Board may amend or terminate this Plan at any time and in any manner, subject to the following limitations:

          (a) no such amendment or termination shall deprive the recipient of any Nonemployee Director Option theretofore granted under this Plan, without the consent of such recipient, of any of his or her rights thereunder or with respect thereto; and

          (b) Section 2 hereof shall not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder.

          SECTION 8.  EFFECTIVE DATE OF PLAN

          This Plan shall be effective as of October 3, 1996, the date upon which it was approved by the Board.

          SECTION 9.  INTERPRETATION OF PLAN

          With respect to persons subject to Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Plan administrators fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Plan administrators. It is contemplated that should the Board decide to qualify a specific Nonemployee Director Option as exempt under Rule 16b-3 of the Exchange Act, the Board will approve the terms of such Nonemployee Director Option prior to the grant thereof.